PRICING SUPPLEMENT NO 1
(To Prospectus dated July 23, 1997,
 as supplemented by Prospectus Supplement dated November 15, 1997)

                                   $10,000,000

                                [GRAPHIC OMITTED]

                         Anheuser-Busch Companies, Inc.

                  5.13% Medium-Term Notes Due December 21, 2001

                     -------------------------------------

     The Notes will mature on December 21, 2001. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year
               The Notes will not be redeemable prior to maturity.

     The provisions relating to possible termination of the co-obligation of Anheuser-Busch, Incorporated in respect of the Debt Securities described under "Description of Debt Securities-ABI Co-Obligation" in the accompanying Prospects will not apply in respect of the Notes. Such co-obligation will remain in effect until the Notes are paid.
                                        Underwriter's
                       Price to         Discounts and           Proceeds to
                       Public(1)        Commissions(2)         Company(1)(3)
                  -----------------   -------------------    ------------------
Per Note .........       100%                .35%                 99.65%
Total ............    $10,000,000          $35,000              $9,965,000

----------------

(1)  Plus accrued interest, if any, from December 21, 1998.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3)  Before deducting expenses payable by the Company estimated at $2,000.

                     -------------------------------------
                           Morgan Stanley Dean Witter
December 16, 1998